Exhibit 99.1

Boot Barn Holdings, Inc. Announces Third Quarter Fiscal Year 2022 Financial Results

IRVINE, Calif.--(BUSINESS WIRE)--January 27, 2022--Boot Barn Holdings, Inc. (NYSE: BOOT) today announced its financial results for the third fiscal quarter ended December 25, 2021.

Due to the impact of COVID-19 on the Company’s results in its third fiscal quarter ended December 26, 2020, it has provided the below quarterly highlights in comparison to its third fiscal quarter ended December 28, 2019, two years ago.

For the quarter ended December 25, 2021:

  Net sales increased 71.1% to $485.9 million, compared to the quarter ended December 28, 2019, two years ago.
  Compared to the quarter ended December 28, 2019, same store sales increased 61.0%, comprised of an increase in retail store same store sales of 59.1% and an increase in e-commerce same store sales of 69.3%.
  Net income was $69.2 million, or $2.27 per diluted share, compared to $24.8 million, or $0.85 per diluted share in the two-year ago period. Net income per diluted share in both the current-year and two-year ago periods include an approximately $0.04 per share benefit due to income tax accounting for share-based compensation. Excluding the tax benefit in both periods, net income per diluted share in the current-year period was $2.23, compared to $0.81 in the two-year ago period.
  The Company opened 11 new stores during the thirteen weeks ended December 25, 2021.

The Company has also provided the below table which includes year-over-year comparisons of retail store sales, e-commerce sales, and total net sales for each of the periods indicated below. In addition, the following table includes retail store sales and e-commerce sales as a percentage of total net sales for the periods indicated below:

(all $ in thousands)	Q3 FY2022	Q3 FY2021	Q3 FY2020	% Change Q3 FY2022 vs. Q3 FY2021	% Change Q3 FY2022 vs. Q3 FY2020
Retail Stores	$396,463	$242,369	$231,537	64%	71%
E-commerce	$89,441	$59,969	$52,461	49%	70%
Total Net Sales	$485,904	$302,338	$283,998	61%	71%

Retail Stores as a % of Net Sales	82%	80%	82%
E-commerce as a % of Net Sales	18%	20%	18%

“Our strong third quarter results once again demonstrate Boot Barn is a high growth retailer with significant opportunity ahead of us,” said Jim Conroy, President and Chief Executive Officer. “We increased top-line sales in excess of 64% in each of the first three quarters of fiscal 2022 compared to pre-pandemic levels two years ago and surpassed $1 billion in sales for the first nine-months of this fiscal year, which is greater than any full year period in the Company’s history. On a year to date basis, we expanded merchandise margin 330 basis points and improved earnings per share 235% compared to the same period two years ago. We continue to demonstrate that we have increased the size of our target market as we have extended beyond our legacy western customer. We believe that this expansion has resulted in the tremendous sales growth we have seen with strength in both our store and online channels. Importantly, this top-line growth has been accompanied by multiple years of merchandise margin expansion and outsized growth in earnings. I do want to commend the entire Boot Barn team for overcoming the challenges associated with supply chain, labor shortage and inflation that seem to be disrupting much of the retail landscape.

Operating Results for the Third Quarter Ended December 25, 2021 Compared to the Third Quarter Ended December 26, 2020

  Net sales increased 60.7% to $485.9 million from $302.3 million in the prior-year period. Consolidated same store sales increased 54.2% with retail store same store sales up 55.7% and e-commerce same store sales up 48.4%. The increase in net sales was the result of an increase of 54.2% in consolidated same store sales and the incremental sales from new stores opened over the past twelve months.
  Gross profit was $191.7 million, or 39.4% of net sales, compared to $106.8 million, or 35.3% of net sales, in the prior-year period. Gross profit increased primarily due to increased sales. The increase in gross profit rate of 410 basis points was driven by 140 basis points of leverage in buying and occupancy costs as a result of expense leverage on higher sales and a 270-basis point increase in merchandise margin. Merchandise margin increased 270 basis points primarily as a result of better full-price selling and growth in exclusive brand penetration.
  Selling, general and administrative expenses were $99.5 million, or 20.5% of net sales, compared to $65.2 million, or 21.6% of net sales, in the prior-year period. The increase in selling, general and administrative expenses was primarily a result of higher store payroll, higher store overhead and increased marketing expenses in the current-year period compared to the prior-year period. Selling, general and administrative expenses as a percentage of net sales decreased by 110 basis points primarily as a result of expense leverage on higher sales.
  Income from operations increased $50.6 million to $92.2 million, or 19.0% of net sales, compared to $41.6 million, or 13.8% of net sales, in the prior-year period. This increase represents 520 basis points of improvement in operating profit margin.
  Net income was $69.2 million, or $2.27 per diluted share, compared to a net income of $29.6 million, or $1.00 per diluted share in the prior-year period. Net income per diluted share in the current-year period includes an approximately $0.04 per share benefit due to income tax accounting for share-based compensation compared to a $0.01 per share benefit in the prior-year period. Excluding the tax benefit in the current year period, net income per diluted share in the current-year period was $2.23, compared to net income per diluted share of $0.99 in the prior-year period.

Operating Results for the Nine Months Ended December 25, 2021 Compared to the Nine Months Ended December 26, 2020

  Net sales increased 74.1% to $1.1 billion from $634.6 million in the prior-year period. Consolidated same store sales increased 61.8% with retail store same store sales up 68.7% and e-commerce same store sales up 35.8%. The increase in net sales was the result of an increase of 61.8% in consolidated same store sales, the incremental sales from new stores opened over the past twelve months, and the sales contribution from temporarily closed stores that were excluded from the comp base. Net sales in the prior-year period were adversely impacted by decreases in retail store sales resulting from decreased traffic in our stores from customers staying at home in response to the COVID-19 crisis and temporary store closures.
  Gross profit was $426.2 million, or 38.6% of net sales, compared to $202.5 million, or 31.9% of net sales, in the prior-year period. Gross profit increased primarily due to increased sales. The increase in gross profit rate of 670 basis points was driven by 340 basis points of leverage in buying and occupancy costs as a result of expense leverage on higher sales and a 330 basis point increase in merchandise margin. Merchandise margin increased 330 basis points primarily as a result of better full-price selling, increased penetration of store sales compared to the prior year, and growth in exclusive brand penetration.
  Selling, general and administrative expenses were $230.3 million, or 20.8% of net sales, compared to $149.0 million, or 23.5% of net sales, in the prior-year period. The increase in selling, general and administrative expenses was primarily a result of higher store payroll, higher store overhead and increased marketing expenses in the current-year period compared to the prior-year period which was impacted by COVID-19.Selling, general and administrative expenses as a percentage of net sales decreased by 260 basis points primarily as a result of expense leverage on higher sales.
  Income from operations increased $142.5 million to $195.9 million, or 17.7% of net sales, compared to $53.5 million, or 8.4% of net sales, in the prior-year period. This increase represents 930 basis points of improvement in operating profit margin.
  Net income was $147.7 million, or $4.86 per diluted share, compared to net income of $34.8 million, or $1.19 per diluted share in the prior-year period. Net income per diluted share in the current-year period includes a $0.17 per share benefit due to income tax accounting for share-based compensation compared to a $0.01 per share benefit in the prior-year period. Excluding the tax benefit in the current year period, net income per diluted share in the current-year period was $4.69, compared to net income per diluted share of $1.18 in the prior-year period.

Current Business

The following table includes retail store sales, e-commerce sales, and total net sales for the periods indicated below. It also includes the year-over-year change in retail store sales, e-commerce sales, and total net sales for each of the periods indicated below:

(all $ in thousands)	Preliminary Four Weeks Q4 FY22 QTD	Four Weeks Q4 FY21 QTD	Four Weeks Q4 FY20 QTD	Preliminary % Change Four Weeks Q4 FY22 QTD vs. Four Weeks Q4 FY21 QTD	Preliminary % Change Four Weeks Q4 FY22 QTD vs. Four Weeks Q4 FY20 QTD
Retail Stores	$91,900	$61,648	$47,189	49%	95%
E-commerce	$18,300	$11,298	$11,081	62%	65%
Total Net Sales	$110,200	$72,946	$58,270	51%	89%

Balance Sheet Highlights as of December 25, 2021

  Cash of $114.7 million.
  Average inventory per store increased 22.0% on a same store basis compared to December 26, 2020.
  No debt outstanding. During the quarter the company paid the remaining balance of the $50.0 million term loan and had zero drawn on its revolving credit facility.

Fiscal Year 2022 Outlook

The Company provides the following full-year fiscal 2022 guidance:

  New unit growth of 10%.
  Exclusive brand penetration growth of 450 basis points compared to full-year fiscal 2021.
  Effective tax rate for the fourth quarter of 25.4%.
  Capital expenditures between $41.0 to $43.0 million.

Conference Call Information

A conference call to discuss the financial results for the second quarter of fiscal year 2022 is scheduled for today, January 27, 2022, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to (877) 451-6152. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until February 27, 2022, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13726537. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 293 stores in 37 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate", "estimate", "expect", "project", "plan“, "intend", "believe", “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: the effect of COVID-19 on our business operations, growth strategies, store traffic, employee availability, financial condition, liquidity and cash flow; decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Boot Barn Holdings, Inc. Consolidated Balance Sheets (In thousands, except per share data) (Unaudited)
	December 25,	March 27,
	2021	2021
Assets
Current assets:
Cash and cash equivalents	$114,714	$73,148
Accounts receivable, net	7,891	12,771
Inventories	385,642	275,760
Prepaid expenses and other current assets	54,258	12,777
Total current assets	562,505	374,456
Property and equipment, net	136,716	110,444
Right-of-use assets, net	226,898	186,827
Goodwill	197,502	197,502
Intangible assets, net	60,831	60,885
Other assets	3,525	3,467
Total assets	$1,187,977	$933,581
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	189,229	104,641
Accrued expenses and other current liabilities	157,401	77,615
Short-term lease liabilities	41,741	39,400
Total current liabilities	388,371	221,656
Deferred taxes	22,682	21,993
Long-term portion of notes payable, net	—	109,781
Long-term lease liabilities	218,915	181,836
Other liabilities	4,730	3,424
Total liabilities	634,698	538,690

Stockholders’ equity:
Common stock, $0.0001 par value; December 25, 2021 - 100,000 shares authorized, 29,803 shares issued; March 27, 2021 - 100,000 shares authorized, 29,348 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	197,176	183,815
Retained earnings	360,764	213,027
Less: Common stock held in treasury, at cost, 133 and 96 shares at December 25, 2021 and March 27, 2021, respectively	(4,664)	(1,954)
Total stockholders’ equity	553,279	394,891
Total liabilities and stockholders’ equity	$1,187,977	$933,581

Boot Barn Holdings, Inc. Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)
	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	December 25,	December 26,	December 25,	December 26,
	2021	2020	2021	2020
Net sales	$485,904	$302,338	$1,104,948	$634,619
Cost of goods sold	294,245	195,529	678,711	432,119
Gross profit	191,659	106,809	426,237	202,500
Selling, general and administrative expenses	99,467	65,183	230,288	149,034
Income from operations	92,192	41,626	195,949	53,466
Interest expense	1,667	2,303	5,392	7,327
Other income, net	43	152	161	294
Income before income taxes	90,568	39,475	190,718	46,433
Income tax expense	21,337	9,909	42,981	11,599
Net income	$69,231	$29,566	$147,737	$34,834

Earnings per share:
Basic shares	$2.34	$1.02	$5.01	$1.21
Diluted shares	$2.27	$1.00	$4.86	$1.19
Weighted average shares outstanding:
Basic shares	29,637	28,912	29,518	28,866
Diluted shares	30,443	29,581	30,382	29,275

Boot Barn Holdings, Inc. Consolidated Statements of Cash Flows (In thousands) (Unaudited)
	Thirty-Nine Weeks Ended
	December 25,	December 26,
	2021	2020
Cash flows from operating activities
Net income	$147,737	$34,834
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	19,800	17,919
Stock-based compensation	7,807	5,011
Amortization of intangible assets	54	67
Noncash lease expense	28,701	25,342
Amortization and write-off of debt issuance fees and debt discount	1,834	663
Loss on disposal of assets	150	23
(Gain)/loss on adjustment of right-of-use assets and lease liabilities	(258)	295
Store impairment charge	—	384
Deferred taxes	689	(1,150)
Changes in operating assets and liabilities:
Accounts receivable, net	5,797	4,242
Inventories	(109,882)	42,709
Prepaid expenses and other current assets	(41,596)	(818)
Other assets	(608)	(687)
Accounts payable	84,411	9,753
Accrued expenses and other current liabilities	73,490	42,219
Other liabilities	1,306	789
Operating leases	(28,876)	(24,991)
Net cash provided by operating activities	$190,556	$156,604
Cash flows from investing activities
Purchases of property and equipment	$(39,749)	$(20,508)
Net cash used in investing activities	$(39,749)	$(20,508)
Cash flows from financing activities
Payments on line of credit - net	$—	$(129,900)
Repayments on debt and finance lease obligations	(112,085)	(487)
Tax withholding payments for net share settlement	(2,710)	(535)
Proceeds from the exercise of stock options	5,554	1,605
Net cash used in financing activities	$(109,241)	$(129,317)

Net increase in cash and cash equivalents	41,566	6,779
Cash and cash equivalents, beginning of period	73,148	69,563
Cash and cash equivalents, end of period	$114,714	$76,342

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$41,694	$3,684
Cash paid for interest	$3,497	$6,731
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$9,620	$3,703
Equipment acquired through capital lease	$-	$-

Boot Barn Holdings, Inc. Store Count
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	December 25,	September 25,	June 26,	March 27,	December 26,	September 26,	June 27,	March 28,
	2021	2021	2021	2021	2020	2020	2020	2020
Store Count (BOP)	278	276	273	266	265	264	259	251
Opened/Acquired	11	3	3	8	1	1	5	8
Closed	—	(1)	—	(1)	—	—	—	—
Store Count (EOP)	289	278	276	273	266	265	264	259
Boot Barn Holdings, Inc. Selected Store Data
	Thirteen Weeks Ended
	December 25,	September 25,	June 26,	March 27,	December 26,	September 26,	June 27,	March 28,	June 29,
	2021	2021	2021	2021	2020	2020	2020	2020	2019
Selected Store Data:
Same Store Sales growth/(decline)	54.2%	61.7%	78.9%	26.9%	4.6%	(5.1)%	(14.9)%	(4.7)%	11.3%
Stores operating at end of period	289	278	276	273	266	265	264	259	232
Total retail store square footage, end of period (in thousands)	3,063	2,940	2,915	2,854	2,787	2,779	2,770	2,722	2,472
Average store square footage, end of period	10,597	10,575	10,563	10,455	10,477	10,486	10,491	10,508	10,654
Average net sales per store (in thousands)	$1,372	$965	$942	$792	$889	$565	$410	$590	$602
Debt Covenant EBITDA Reconciliation (Unaudited)
	Thirteen Weeks Ended
	December 25, 2021	September 25, 2021	June 26, 2021	March 27, 2021	December 26, 2020	December 28, 2019
Boot Barn's Net Income	$69,231	$37,861	$40,645	$24,552	$29,566	$24,819
Income tax expense	21,337	11,105	10,539	6,264	9,909	7,040
Interest expense	1,667	1,162	2,563	2,115	2,303	3,155
Depreciation and intangible asset amortization	6,947	6,737	6,170	6,162	5,994	5,682
Boot Barn's EBITDA	$99,182	$56,865	$59,917	$39,093	$47,772	$40,696

Non-cash stock-based compensation (a)	$1,839	$2,767	$3,201	$2,147	$1,482	$1,181
Non-cash accrual for future award redemptions (b)	828	303	339	(255)	697	575
Loss/(Gain) on disposal of assets (c)	61	94	(4)	64	(19)	377
(Gain)/loss on adjustment of right-of-use assets and lease liabilities (d)	(12)	(214)	(33)	-	-	7
Boot Barn's Adjusted EBITDA	$101,898	$59,815	$63,420	$41,049	$49,932	$42,836

Additional adjustments (e)	1,249	1,569	1,046	673	165	1,404
Consolidated EBITDA per Loan Agreements	$103,147	$61,384	$64,466	$41,722	$50,097	$44,240

(a) Represents non-cash compensation expenses related to stock options, restricted stock units and performance share units granted to certain of our employees and directors.
(b) Represents the non-cash accrual for future award redemptions in connection with our customer loyalty program.
(c) Represents loss/(gain) on disposal of assets.
(d) Represents (gain)/loss on adjustment of right-of-use assets and lease liabilities.
(e) Adjustments to Boot Barn's Adjusted EBITDA as provided in the 2015 Golub Term Loan and June 2015 Wells Fargo Revolver include pre-opening costs, franchise and state taxes, and other miscellaneous adjustments.

Contacts

Investor Contact:
ICR, Inc.
Brendon Frey, 203-682-8216
BootBarnIR@icrinc.com
or
Company Contact:
Boot Barn Holdings, Inc.
Jim Watkins, 949-453-4428
Chief Financial Officer
BootBarnIRMedia@bootbarn.com